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                            ASSET PURCHASE AGREEMENT

                          DATED AS OF JANUARY 1, 1999,

                                  BY AND AMONG

                         TRANSNATIONAL PARTNERS II, LLC,


                       TITAN SOFTWARE SYSTEMS CORPORATION

                                       AND

                              THE TITAN CORPORATION


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                            ASSET PURCHASE AGREEMENT


              This ASSET PURCHASE AGREEMENT (the "Agreement") is effective as of January 1, 1999, by and among Transnational Partners II, LLC, a California limited liability company ("Seller"), the members of Seller (collectively, "Members"), Titan Software Systems Corporation, a Delaware corporation ("Buyer"), and The Titan Corporation, a Delaware corporation ("Titan").

              A. Seller is engaged in the business of large scale systems integration and the provision of strategic information and management consulting services (the "Business"), with its principal place of business at 10299 Scripps Trail, Suite E 229, San Diego, California 92131.

              B. Buyer is a wholly owned subsidiary of The Titan Corporation, a publicly traded company, conducting operations in several states and engaged, among other things, in the provision of systems integration services, with a place of business at 3033 Science Park Road, San Diego, California 92121.

              C. Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, certain specified assets of Seller, on the terms and conditions set forth in this Agreement.

              NOW, THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

                                    AGREEMENT

              NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Buyer and the Members (collectively, the "Parties") agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

              1.1 AGREEMENT TO SELL. At the Closing hereunder (as defined in
Section 2.1), Seller shall grant, sell, convey, assign, transfer and deliver to Buyer, upon and subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and covenants of Buyer contained herein, all right, title and interest of Seller in and to the specific assets set forth on Schedule 1.1 attached hereto (the "Assets").

              1.2 AGREEMENT TO PURCHASE. At the Closing hereunder, Buyer shall purchase the Assets from Seller, upon and subject to the terms and conditions of this Agreement and in reliance on the representations, warranties and covenants of Seller contained herein, in exchange

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for the Purchase Price (as defined in Section 1.3). Except as specifically provided in Section 1.4 hereof, Buyer shall not assume or be responsible for any liabilities or obligations of Seller.

              1.3 THE PURCHASE PRICE.

                  (a) PURCHASE PRICE. The purchase price for the Business (the "Purchase Price"), shall be comprised of the following:

                      (i) cash payments of an aggregate of $9,800,000; and

                      (ii) 2,345,000 shares of the Preferred Stock of Titan Software Systems Corporation, valued at $.36 per share (the " Preferred Shares").

                  (b) PAYMENT OF PURCHASE PRICE.

                      (i) The cash portion of the Purchase Price will be payable as follows:

                          a) On the Closing Date $7,000,000 will be payable
by Buyer in cash provided that all of the following conditions are met:

                                    A. Transnational Partners II, LLC has
entered into one or more technical service contracts with Sempra Energy with contract values totaling approximately $25,000,000 over a two year period, in the aggregate, of which $12,500,000 is budgeted; and

                                    B. Sempra Energy has given written
consent to Seller for the assignment of such contracts by Seller to Buyer; and

                                    C. Buyer has entered into employment
agreements with David Porreca, Gregory Smith, and any other individuals that Buyer, in its sole discretion, deems appropriate.

                           b) $2,800,000 will be payable by Buyer's execution
and delivery of a promissory note in the form attached hereto as Exhibit A (the "Note") payable to the order of Seller after the expiration of one year from the Closing provided ALL of the conditions set forth below are met. The Note shall carry interest at the rate of seven percent (7%) per year. The Titan Corporation hereby guarantees full payment of the obligation of Buyer owed to Seller arising under the Note.

                                    A. The Transnational Partners II business
unit being acquired hereunder, exclusive of any performance of the now existing Titan Software Systems subsidiary, must generate at least $10,000,000 in revenues which are directly attributed to the contracts with Sempra Energy as described in 1.3(b)(i)a)A. above or to new contracts generated by the Transnational Partners II business unit being acquired hereunder and for which such acquired business unit is responsible for project management; and

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                                    B. The income derived from contracts with
Sempra Energy or from new contracts generated by the Transnational Partners
II business unit being acquired hereunder, and for which such acquired business unit is responsible for project management, exclusive of any performance of the now existing Titan Software Systems subsidiary, must generate an EBIT ( computed in accordance with GAAP and The Titan Corporation's corporate accounting policies) of $3,000,000 prior to Titan corporate office allocations during the initial 12 month period. Should the Transnational Partners II business unit not generate the $3,000,000 EBIT, then the amount due under the $2,800,000 Note will be reduced accordingly on a pro rata basis. For example, if the actual EBIT generated is $1,800,000, then the Note will be reduced by [($1,800,000 divided by $3,000,000) x $2,800,000] and the amount due under the Note will then be $1,680,000. For purposes of this section, Buyer will follow The Titan Corporation's direct allocation policy to allocate the time and expenses of David Porreca and Gregory Smith.

                      (ii) The Preferred Shares, and any applicable documentation in the form attached hereto as Exhibit B, shall be issued in definitive form to Seller at the Closing or as soon thereafter as practicable.

                  (c) THE PREFERRED SHARES

                      (i) Except as provided below in 1.3(c)(iii), Seller may not sell or transfer any of the Preferred Shares being acquired hereunder unless and until such time as Buyer conducts an initial public offering ("IPO") of the Common Stock of Titan Software Systems, or sells substantially all of the assets of Titan Software Systems ("Sale"). In the event of an IPO or Sale, Seller may convert its Preferred Shares into the Common Stock of Titan Software Systems immediately before the occurrence of such IPO or Sale. The Preferred Shares shall be convertible to a total of 2,345,000 shares of Common Stock of Titan Software Systems. All shares of Common Stock shall be subject to equal dilution..

                      (ii) Notwithstanding anything else in this Agreement to the contrary, the respective ownership interests of Buyer and Seller in Titan Software Systems are subject to equal dilution in the event of the issuance of any stock options or warrants or the sale of any other equity interests in Titan Software Systems.

                      (iii) Should Seller desire to sell all or some of its Preferred Shares prior to the occurrence of an IPO or Sale either to Buyer or to a third party, it may do so in accordance with the following:

                           a) In the case of a contemplated sale to a third
party, Seller must give Buyer a Right of First Refusal to purchase all such Preferred Shares at the price offered by such third party. If Buyer chooses not to exercise its Right of First Refusal, then Seller may sell to such third party PROVIDED, HOWEVER, that Seller first obtains the prior written consent from Buyer, which consent shall not be unreasonably withheld.

                           b) While there is no contemplation of a sale to a
third party, if Seller wishes to sell to Buyer and Buyer wishes to purchase all or some of Seller's

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Preferred Shares, then Seller and Buyer shall first attempt to determine the price of the Preferred Shares through good faith negotiation with each other. If Seller and Buyer fail to determine a share price through negotiation, the share price will be determined by a third party valuation using a "Big Five" accounting firm (not including Titan's principal accounting firm at such time) in accordance with general standards and principles for valuing companies of similar nature. The cost of such third party valuation shall be born by the parties equally.

              1.4 ASSUMPTION OF LIABILITIES. Seller shall not convey nor assign to Buyer, and Buyer shall not accept nor assume any liabilities of Seller except as set forth on Schedule 1.4 hereto (the "Liabilities"). Seller shall remain fully responsible and liable for all obligations and liabilities of Seller not specifically set forth on Schedule 1.4. Buyer does not in any way or manner assume or agree to become obligated to satisfy any liability of Seller other than the Liabilities.

              1.5 SET-OFF. For the purpose of securing the indemnification obligations of Seller set forth in Article VI of this Agreement, the amount payable under the Note may be set off against as satisfaction of Buyer's Indemnified Losses (as defined in Section 6.2). Buyer may withhold an amount equal to up to fifty percent (50%) of the amount due under the Note in satisfaction of such Indemnified Losses.

                                   ARTICLE II

                                    CLOSING

              2.1 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices The Titan Corporation, 3033 Science Park Road, San Diego, California 92121 commencing at 9:00 a.m., local time, on January 12, 1999 or on such later date as the parties mutually agree orally or in writing (the "Closing Date").

              2.2 ACTIONS AT THE CLOSING.

                  (a) At the Closing or as soon as practicable thereafter, but in no event more than thirty (30) days after the Closing, Buyer shall deliver to
Seller:

                      (i) One or more certificates representing the Preferred Shares registered in the name of Seller, or such other person(s) and in such amounts identified pursuant to Section 1.3(b)(ii), and bearing the legend set forth in Section 3.8(b);

                      (ii) Cash in the amount of $7,000,000; provided, however, that all of the conditions set forth in Sections 1.3(b)(i)a)A and 1.3(b)(i)a)B and 1.3(b)(i)a)C have been met.

                      (iii) The Note in the amount of $2,800,000 subject to all of the conditions set forth in Sections 1.3(b)(i)b)A and 1.3(b)(i)b)B.

                  (b) At the Closing, Seller shall deliver to Buyer:

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                      (i) Such bills of sale with covenants of warranty,
assignments, endorsements, and other good and sufficient instruments and documents of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel as shall be necessary and effective to transfer and assign to, and vest in, Buyer all of Seller's right, title and interest in and to the Assets without liens or other encumbrances, including without limitation all of Seller's rights under all agreements, contracts, commitments, leases, plans, bids, quotations, proposals, instruments and other documents included in the Assets to which Seller is a party or by which it has rights on the Closing Date;

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

              In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means a material adverse effect on the Business or Assets taken as a whole which is individually in excess of $25,000, or, in the aggregate with other individual items, in excess of $250,000.

              In this Agreement, any reference to a Party's "knowledge," unless otherwise qualified, means such Party's actual knowledge after reasonable inquiry of its directors, officers, and other management level employees reasonably believed to have knowledge of such matters.

              3.1 ORGANIZATION, STANDING AND POWER. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, has all requisite power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the nature of its operations requires such qualification, except where the failure to so qualify has not and will not have a Material Adverse Effect on Seller. Seller has delivered to Buyer true and correct copies of the articles of organization and operating agreement of Seller and the charter documents of each Subsidiary, all as amended to date. Seller is not in violation of any of the provisions of its charter documents

              3.2 AUTHORITY; REQUIRED FILINGS AND CONSENTS.

                  (a) Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Seller and its managing members. This Agreement and all other documents expressly required to be executed and delivered by Seller hereunder (collectively, the "Transaction Documents") have been or will be duly executed and delivered by Seller and constitute or will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and general principles of equity.

                                     6

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                  (b) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of, the charter documents of Seller , (ii) result in any violation or breach of or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, any note, mortgage, indenture, lease, contract or other agreement or obligation to which Seller is a party or by which Seller or any of the Assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of the Assets.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Seller or the Assets in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or have a Material Adverse Effect on Seller or the Assets.

              3.3 INTELLECTUAL PROPERTY.

                  (a) Subject to limitations which may be set forth in existing contracts between Seller and Sempra, Seller owns, or is licensed or otherwise possesses legally enforceable rights to use, and the Assets include all patents, trademarks, trade names, service marks and copyrights, and any applications for and registrations of such patents, trademarks, trade names, service marks, and copyrights and all processes, formulas, methods, schematics, technology, know-how, computer software programs, data or applications and tangible or intangible proprietary information or material that are used in the Business as currently conducted, or as currently proposed to be conducted, free and clear of all liens, claims or encumbrances (all of which are referred to as the "Seller Intellectual Property Rights").

                  (b) Seller is not nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in material breach of any license, sublicense or other agreement relating to the Assets, or the Seller Intellectual Property Rights.

              3.4 LITIGATION. There is no action, suit, proceeding, claim, arbitration or known investigation pending before any agency, court or tribunal or, to the knowledge of Seller threatened against Seller or any of its officers or members (in their capacities as such). There is no judgment, decree or order against Seller or, to the knowledge of Seller any of the members or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Seller or the Assets.

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              3.5 INVESTMENT REPRESENTATIONS; ACCREDITED INVESTOR.

                  (a) Seller has been advised that the issuance of the Shares in connection with this Agreement is expected to be effected pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Act"), and the resale of such shares will be subject to the restrictions set forth in Rule 144 promulgated under the Act unless otherwise transferred pursuant to an effective registration statement under the Act or an appropriate exemption from registration. Seller accordingly agrees not to sell, pledge, transfer or otherwise dispose of any Shares issued to Seller pursuant to this Agreement unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 144, (ii) such sale, pledge, transfer or other disposition is made pursuant to an effective registration statement under the Act or an appropriate exemption from registration or (iii) Seller delivers to Buyer a written opinion of counsel, reasonably acceptable to Buyer in form and substance, that such sale, pledge, transfer or other disposition is otherwise exempt from registration under the Act.

                  (b) Seller has been advised that Buyer will issue stop transfer instructions to its transfer agent with respect to any Shares received by Seller pursuant to this Agreement, and that there will be placed on the certificates representing such Shares, or any substitutions therefor, a legend stating in substance:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT OR (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL, THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend), and Buyer shall so instruct its transfer agent, (i) if a registration statement respecting the sale of shares has been declared effective under the Act and the shares of Buyer Common Stock have been sold pursuant to such registration statement or (ii) if Seller delivers to Buyer (A) satisfactory written evidence that the shares have been sold in compliance with Rule 144 (in which case, the substitute certificate will be issued in the name of the transferee), or (B) an opinion of counsel, in form and substance reasonably satisfactory to Buyer, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 144.

                  (c) Seller will hold the Preferred Shares for investment for Seller's own account only and not with a view to, or for resale in connection with, any "distribution" thereof within the meaning of the Act. Buyer and Seller acknowledge that any future transfer of the Preferred Shares must be made in compliance with the registration requirements of the

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Securities Act of 1933, as amended, or pursuant to an exemption from such registration requirements.

                  (d) Seller understands that the Shares have not been registered under the Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Seller's investment intent as expressed herein.

                  (e) Seller is an "accredited investor" under Rule 501 promulgated by the Securities and Exchange Commission ("SEC").

              3.6 WORKING CAPITAL. As of the Closing Date, the balance sheet of Transnational Partners II, LLC has no negative Working Capital, as defined by GAAP.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

              Buyer represents and warrants to Seller as follows:

              4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Buyer. Buyer is not in violation of any of the provisions of its Certificate of Incorporation, as amended, Bylaws or other charter documents.

              4.2 AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

                  (a) Buyer has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been or will be duly executed and delivered by Buyer and constitute or will constitute the valid and binding obligations of Buyer, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

                  (b) The execution and delivery by Buyer of this Agreement, the other Transaction Documents and the Promissory Notes to which it is or will be a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of

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time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, any note, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer is a party or by which it or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Buyer.

                  (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or would not have a Material Adverse Effect on Buyer.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

              5.1 REGISTRATION RIGHTS.

                  (a) If at any time after the date of this Agreement and prior to the first anniversary of this Agreement, Buyer shall determine to register any of its securities, either for its own account or the account of a security holder or holders other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a SEC Rule 145 transaction, Buyer will:

                      (i) promptly give to Seller and each other person to whom the shares (for purposes of this Section 5.1, "Registrable Securities") have been transferred without registration under the Act (each a "Holder") written notice thereof; provided, however, that the term Registrable Securities shall not include any shares held by a holder who could sell all such shares so held under Rule 144 or any successor rule in any three month period without registration under the Act; and

                      (ii) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests made by any Holder within twenty (20) days after the mailing of such written notice by Buyer.

                  (b) If the registration of which Buyer gives notice is for a registered public offering involving an underwriting, Buyer shall so advise the Holders as a part of the written notice given pursuant to Section 5.1((a))((i)). In such event, the right of any Holder to registration pursuant to Section 5.1 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of Registrable Securities in the underwriting to the extent

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provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with Buyer and the other holders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected for such underwriting by Buyer. Notwithstanding any other provision of this Section 5.1, if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the number of Registrable Securities to be included in the registration and underwriting, on a PRO RATA basis based on the total number of securities (including, without limitation, Registrable Securities) entitled to registration pursuant to registration rights granted to the participating Holders by Buyer. To facilitate the allocation of shares in accordance with the above provisions, Buyer or the underwriters may round the number of shares allocated to any Holder or other holder to the nearest 100 shares. If any Holder or other holder disapproves of the terms of any such underwriting, he or she may elect to withdraw therefrom by written notice to Buyer and the managing underwriter. Any securities excluded or withdrawn from such underwriting shall be withdrawn from such registration, and shall not be transferred in a public distribution prior to ninety (90) days after the effective date of the registration statement relating thereto.

                  (c) Buyer shall have the right to terminate or withdraw any registration initiated by it under this Section 1 prior to the effectiveness of such registration, whether or not any Holder has elected to include securities in such registration.

                  (d) Buyer will indemnify each Holder, each of its officers and directors and members, and each person controlling such Holder within the meaning of Section 15 of the Securities Act against all expenses (including but not limited to reasonable attorney's fees), claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 5.1, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation in each instance by Buyer of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, and Buyer will reimburse each such Holder, each of its officers and directors, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred, provided that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Buyer by such Holder or controlling person and specifically for use therein.

                  (e) Each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify Buyer, each

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of its directors and officers, each person who controls Buyer within the meaning of Section 15 of the Securities Act, and each other Holder with securities included in such registration, each of its officers and directors and each person controlling such Holder within the meaning of Section 15 of the Securities Act, against all expenses (including but not limited to reasonable attorney's fees), claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Buyer, such other Holders, directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by the indemnifying Holder specifically for use therein.

                  (f) Each party entitled to indemnification under Section 5.1((d)) or 5.1((e)) (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; PROVIDED, HOWEVER, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section 5.1((d)) or 5.1((e)) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

                  (g) Buyer shall pay all of the out-of-pocket expenses
(other than underwriting discounts and commissions, if any, allocable to any Holder's Registrable Securities and, except as contemplated by Section
5.1(f), the fees and expenses of any counsel to the Holders) incurred in connection with any registration of Registrable Securities pursuant to this
Section 5.1, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Buyer's outside counsel and independent accountants.

                  (h) In connection with any registration pursuant to this
Section 5.1, Buyer will:

                      (i) prepare and file with the Commission the requisite registration statement to effect such registration and use its best efforts to cause such registration statement to become effective; provided, however, that Buyer may discontinue any registration at any time prior to the effective date of the registration statement relating thereto;

                      (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the earlier of three months after the effective date of the registration statement or such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Holder or Holders thereof set forth in such registration statement;

                      (iii) furnish to each Holder of Registrable Securities covered by such registration statement such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents, as such Holder may reasonably request;

                      (iv) use its best efforts to register or qualify all Registrable Securities and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions in the United States as each Holder thereof shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder;

                      (v) use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holder or Holders thereof to consummate the disposition of such Registrable Securities;

                      (vi) notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

                      (vii) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act;

                      (viii) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

                      (ix) use its best efforts to list all Common Stock covered by such registration statement on any securities exchange on which any of the Common Stock is then listed.

                  Buyer may require each Holder of Registrable Securities as to which any registration is being effected to furnish Buyer such information regarding such Holder and the distribution of such securities as Buyer may from time to time reasonably request in writing.

                  Each Holder of Registrable Securities agrees by acquisition of such Registrable Securities that upon receipt of any notice from Buyer of the happening of any event of the kind described in subsection (h)(vi) of this Section 5.1, such holder will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such holder's receipt of the copies of the supplemented or amended prospectus and, if so directed by Buyer, will deliver to Buyer (at Buyer's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice.

                  (i) If for any reason the indemnification provided for in subsection 5.1(d) or 5.1(e) is unavailable to an Indemnified Party as contemplated therein, then the Indemnifying Party, in lieu of indemnification, shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage, expense or liability (or action in respect hereof) in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnified Party and the Indemnifying Party, but also the relative fault of the Indemnified Party and the Indemnifying Party, as well as any other relevant equitable considerations, provided that no holder of Registrable Securities shall be required to contribute in an amount greater than the difference between the net proceeds received by such holder with respect to the sale of any Registrable Securities and all amounts already contributed by such Holder with respect to such claims, including amounts paid for any legal or other fees or expenses incurred by such Holder. No person guilty of a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of any such fraudulent misrepresentation. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action.

              5.2 BROKERS OR FINDERS. Each of Buyer and Seller represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement; and each of Buyer and Seller agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

              5.3 ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party and providing any information reasonably required by the other party. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Buyer with full title to all of the Assets, Seller or Buyer shall take all such necessary action. In case at any time after the Closing any further action is necessary or desirable to provide for the assumption by Buyer of the Liabilities, Buyer shall take all such necessary action.

              5.4 EXPENSES. Subject to Section 5.1 the parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated.

              5.5 FUTURE INVESTMENTS AND TRANSACTIONS. Buyer agrees to present to the Board of Directors of The Titan Corporation for approval any investment opportunity that pertains to the core business of the Transnational Partners II, LLC business unit being acquired hereunder. Transactions involving Component Arts, Business Information Systems or any other entity where Porreca has a material ownership interest will be an arms length transaction subject to approval by the Board of Directors.

              5.6 MANAGEMENT OF SEMPRA AND OTHER CONTRACTS. The Transnational Partners II, LLC business unit being acquired hereunder will manage the Sempra Contracts, and other new contracts generated by such acquired business unit, independent of the other business units of Titan Software Systems until such time as it is deemed feasible by Buyer to transition such management elsewhere.

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

              5.7 BOARD APPOINTMENT. Buyer agrees that Gene W. Ray, Eric M. DeMarco and David Porreca shall be members of the Board of Directors of Titan Software Systems Corporation, at their option. Four additional outside directors will be added, as soon as practicable, to the Board of Directors of Titan Software Systems Corporation, subject to Board approval.

                                   ARTICLE VI

                                 INDEMNIFICATION

              6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Upon the Closing, all of the representations and warranties contained in Section 3 and 4 of this Agreement shall survive until full and final payment of the Note or until such time that there are no amounts due and payable under the Note either through Seller's failure to satisfy the Note payment conditions or through set-off.

              6.2 INDEMNIFICATION.

                  (a) Subject to the terms and conditions contained herein, Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, and employees , all affiliates of Buyer, including the Parent Company, and the respective officers, directors, and employees of such entities (all such persons and entities being collectively referred to as the "Buyer Group") from, against, for and in respect of any and all losses, damages, costs and expenses (including reasonable legal fees and expenses) ("Indemnified Loss") which any member of the Buyer Group may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties or covenants made by Seller in this Agreement. Until the Promissory Note has been paid in full, the amount of any Indemnified loss of the Buyer Group may be set off against any payments of principal or interest owed to Seller under such Promissory Note pursuant to the provisions contained therein and as described in Section 1.5 hereof. For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any Indemnitee.

                  (b) Subject to the terms and conditions contained herein, Buyer shall indemnify, defend and hold harmless Seller, its members, and their respective officers, directors, employees, affiliates and shareholders (the "Seller Group") from, against, for and in respect of any and all Indemnified Losses which Seller may sustain or incur which are caused by or arise out of any inaccuracy in or breach of any other representations, warranties or covenants made by Buyer in this Agreement. For purposes of determining the amount of Indemnified Losses, no effect will be given to the resulting tax benefit to any Indemnitee.

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

                                   ARTICLE IX

                               GENERAL PROVISIONS


              7.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or within seventy-two (72) hours after being mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at their respective addresses first set forth above (or at such other address for a party as shall be specified by like notice). Any Notices to Seller shall include a copy to Mel Schulman, Esq., at The Offices of Schulman & Schulman, A.P.C., 1551 Fourth Avenue, Suite 502, San Diego, California 92101.

              7.2 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original as against any party whose signature appears on such counterpart and all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature as long as the Party so executing commits to deliver an original signature within 10 days.

              7.3 SEVERABILITY. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

              7.4 ENTIRE AGREEMENT. This Agreement (including the schedules and exhibits hereto and the other documents delivered pursuant hereto) constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

              7.5 GOVERNING LAW; VENUE AND JURISDICTION. This Agreement shall be governed and construed in accordance with the laws of the State of California without regard to any applicable conflicts of law principles. Any legal action not subject to the jurisdiction of an arbitrator shall be resolved in the courts located in San Diego County, in the State of California.

              7.6 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties hereto (whether by operation of law (other than death) or otherwise) without the prior written consent of the other Party, which consent will not be unreasonably withheld. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

              7.7 THIRD PARTY BENEFICIARIES. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement.

              7.8 ATTORNEY'S FEES. If any Party shall commence any action or proceeding against another party in order to enforce the provision hereof, or to recover damages as the result of the alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorneys' fees.

         7.9 AMENDMENT. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

         7.10 ARBITRATION. Disputes subject to the jurisdiction of the arbitrator that may arise in connection with this Agreement and that are not resolved by the parties themselves shall be submitted to arbitration in San Diego County, California under the then current rules and regulations of the American Arbitration Association ("AAA") relating to voluntary arbitrations. The dispute shall be heard by a single arbitrator selected from a panel of arbitrators provided by AAA mutually acceptable to Seller and Buyer. In the event the parties cannot agree on an arbitrator, Seller and Buyer shall each pick an arbitrator and the individuals so selected shall then select the single arbitrator from another panel supplied by the AAA. All arbitration fees paid or payable to the AAA shall be divided equally between or among the parties, as the case may be. Each party shall be responsible for its own legal fees. The award shall be binding and conclusive on each of the parties, and it may be issued on or enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of the successful party. All parties waive any right to trial by jury or to have any dispute adjudicated in a court of law except for those disputes not subject to the jurisdiction of the arbitrator

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



              IN WITNESS WHEREOF, Buyer and Seller, and The Titan Corporation have caused this Agreement to be signed by their duly authorized representatives on this ___ day of January, 1999.

                  BUYER:            TITAN SOFTWARE SYSTEMS CORPORATION

                                    By:
                                       ---------------------------------------

                                    Its:
                                       ---------------------------------------

                  SELLER:           TRANSNATIONAL PARTNERS II, LLC

                                    By:
                                       ---------------------------------------

                                    Its:
                                       ---------------------------------------

                  THE TITAN CORPORATION:

                                    By:
                                       ---------------------------------------

                                    Its:
                                       ---------------------------------------

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